FOR FURTHER INFORMATION:

At Bedford Property Investors:

Peter B. Bedford                                  Stephen M. Silla
Chairman of the Board and                    Senior Vice President
Chief Executive Officer                      (925) 283-8910



                              FOR IMMEDIATE RELEASE


                           BEDFORD PROPERTY INVESTORS
             ANNOUNCES A $22 MILLION SOUTH SAN FRANCISCO ACQUISITION

     LAFAYETTE, CA-August 23, 2002-Bedford Property Investors, Inc. (NYSE:BED) announced today the acquisition of a 112,384 square foot service flex complex in South San Francisco, California for $22,000,000 or approximately $196 per square foot. The property, a three-building complex is fully leased to fifteen tenants and will generate a first year cash yield in excess of 9.5%. Two of the buildings feature freeway frontage exposure on the east side of the Bayshore Freeway approximately 4 miles north of the San Francisco Airport. The buildings are located at 800 to 890 Dubuque Avenue in the City of South San Francisco.

     This acquisition is proximal to four existing operating properties in the South San Francisco industrial submarket that the Company already owns, and brings the Company's total operating holdings in the submarket to nearly
400,000 square feet.   "This property is occupied by a diversified tenant base
which is typical for flex properties of this nature. The tenant base, along with the freeway exposure and the already existing high concentration of biotech facilities in this submarket, gives this property high growth potential," said Peter B. Bedford, Chief Executive Officer and Chairman of the Board of Bedford Property Investors, Inc. "The addition of this service flex property to our existing portfolio in South San Francisco is consistent with our continuing strategy of focusing our assets in those Western markets where we already have a significant presence."

     Bedford Property Investors is a self-administered equity real estate investment trust (REIT) with investments in suburban office buildings and industrial properties concentrated in the western United States. It is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "BED" and its web site is www.bedfordproperty.com.

Please note: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company's current expectations and beliefs, including, among other things, the company's current expectations concerning the first year cash yield from the newly acquired property and the high growth potential of the property. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements. The risks and uncertainties that could cause our actual results to differ from management's estimates and expectations are contained in the company's filings with the Securities and Exchange Commission, including its 2001 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. The company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

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